Exhibit 99.1

Nuwellis Announces Reverse Stock Split

MINNEAPOLIS, June 26, 2024 (GLOBE NEWSWIRE) -- Nuwellis, Inc. (Nasdaq: NUWE) (“Nuwellis” or the “Company”), a medical technology company focused on transforming the lives of people with fluid overload, announced today a 1-for-35 reverse split (the “Reverse Stock Split”) of its common stock, par value $0.0001 (the “Common Stock”), effective at 5:00 pm Eastern Time June 27, 2024. Beginning on June 28, 2024, the Company’s Common Stock will trade on The Nasdaq Capital Market on a split-adjusted basis.

At the Company’s annual meeting of stockholders on June 6, 2024, its stockholders approved a proposal to amend the Company’s Fourth Amended and Restated Certificate of Incorporation to effect such a reverse split of the Company’s outstanding Common Stock at a ratio in the range of 1-for-5 to 1-for-70 to be determined at the discretion of our Board of Directors.

As a result of the Reverse Stock Split, every thirty-five shares of authorized Common Stock will be automatically combined into one share of Common Stock. The number of authorized shares of the Company’s Common Stock will remain at 100 million, while the number of outstanding shares will be reduced in accordance with the Reverse Stock Split. Any fraction of a share of Common Stock that would be created as a result of the Reverse Stock Split will be rounded down to the next whole share and the stockholder will receive cash equal to the market value of the fractional share, determined by multiplying such fraction by the closing sales price of the Company’s Common Stock as reported on Nasdaq on the last trading day before the Reverse Stock Split becomes effective (on a split-adjusted basis).

The Company’s Common Stock will continue to trade on The Nasdaq Capital Market under the symbol “NUWE”. The new CUSIP number for the Common Stock following the reverse split is 67113Y603.

Additional information about the Reverse Stock Split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 17, 2024, a copy of which is also available on the Company’s website under the Investor Relations page.

About Nuwellis

Nuwellis, Inc. (Nasdaq: NUWE) is a medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, with a wholly owned subsidiary in Ireland. For more information visit www.nuwellis.com or visit us on LinkedIn or Twitter

Investor:

Vivian Cervantes
Gilmartin Group
ir@nuwellis.com